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                                       1


                           ASSET ACQUISITION AGREEMENT


     This is an Asset Acquisition Agreement (the "Agreement"), dated August 4, 1998, among Community Clinical Laboratories, Inc. (the "Seller"), James L.
McKeown, Sr., James L. McKeown, Jr. (collectively, the "Shareholders") and Medical Technology Laboratories, Inc. (the "Buyer").

                                   Background

     The Seller is a provider of clinical laboratory services. The Buyer wishes to purchase from the Seller and the Seller wishes to sell to the Buyer certain assets of the Seller related to that business, subject to the terms and conditions set forth below. Accordingly, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

                                      Terms

     1. Sale of Business and Assets. On the Closing Date (as defined below), the Seller shall sell and the Buyer shall purchase, for the consideration set forth in Section 2 below:

          (a) The exclusive right to the customer lists and associated goodwill of the Seller listed on Schedule 1(a);

          (b)  The  leasehold  interest  in  the  Seller's   laboratory  testing
     equipment,  sometimes  described as reagent  rental  agreements,  listed on
     Schedule 1(b);

          (c) The leasehold interest in the Seller's assets listed on Schedule 1(c); and

          (d) Those assets of the Seller listed on Schedule 1(d).

The assets described in this Section are collectively called the "Assets."

     2. Assets Not Acquired. The Buyer shall not acquire or assume any of the following Assets:

          (a) Medicare provider number or agreement;

          (b) Medicaid provider number or agreement;

          (c) Clinical laboratory licenses;

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                                       2


          (d) Any third-party payor provider numbers or agreements;

          (e) Any provider network agreements;

          (f) Any contracts or agreements with any physicians; or

          (g) Any equipment leased, purchased or owned by any physician.

The assets described in this Section collectively called the "Not Acquired Assets."

     3. Purchase Price of the Assets.

          (a) The purchase price for the Assets (the "Purchase Price") shall be an amount equal to 9% of all Collected Receivables for the Established List (as defined below) for a period of 5 years after the Closing Date; provided, however, that the maximum Purchase Price shall not exceed $2,500,000. The first payment of the Purchase Price shall be paid 90 days after the Closing. After the first payment, each successive payment shall be paid 90 days after the date of the first payment during the term of the Agreement.

          (b) The Seller agrees that, if the Buyer is directed in writing by any governmental agency or a court of competent jurisdiction, including but not limited to the United States Postal Inspection Service, Office of Inspector General, Health and Human Services, Defense Criminal Investigative Service, Internal Revenue Service, Department of Justice, Office of the United States Attorney or Health Care Finance Administration, to place all or any part of the Purchase Price or any other payment owed to the Seller in escrow, or to pay any creditor, receiver, government agency or any other third person, the Buyer may comply with such a directive.

          (c) In addition, the Seller agrees that if all or part of the Purchase Price is paid into escrow, the amount of such payment into escrow shall be credited toward the next quarterly payment of the Purchase Price and shall reduce the Purchase Price maximum to be paid by the Buyer. In the event that the Buyer makes any payment directly to any of the Seller's creditors, except for payments made directly to the Seller's creditors relating to the Assets listed on Schedule 1(c), the amount of such payment shall be credited toward the next quarterly payment of the Purchase Price and shall reduce the Purchase Price maximum to be paid by the Buyer. In the event that the Buyer makes any payment directly to the owner of any of the Assets under a lease agreement with the Seller, except for payments made directly to the owner of the Assets listed on Schedule 1(c) and any rental payments made to James L. McKeown, Sr. for the real property that is the subject of the Lease between the Buyer and James L. McKeown, Sr., Trustee of the James
     L. McKeown, Sr. Living Trust Under Agreement Dated 11/9/82, as amended (the "Building"), the amount of such payment shall be credited toward the next quarterly payment of the Purchase Price and shall reduce the Purchase Price maximum to be paid by the Buyer.


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                                       3


          (d) The first payment of the Purchase Price will not be affected by any credit for payments made by the Buyer as outlined in this Agreement. In addition, the amount of any credit thereafter may not exceed 50% of the quarterly Purchase Price payment that is due. If the amount of any credit exceeds 50% of the Purchase Price payment in any quarter, the excess amount of the credit will be credited toward the next quarterly payment up to the 50% maximum. Provided, however any payment made by the Buyer pursuant to
     Section 3(b) above shall offset, dollar for dollar, any payment due under this Agreement and this Section 3(d) shall have no force or effect over such payments.

          (e) Within 30 days after the Closing, the Seller will decide, in its sole discretion, whether the Buyer will act as custodian for its accounts receivables and liabilities. If the Buyer is chosen as custodian of the Seller's accounts receivables and liabilities after 30 days, the Buyer, in its sole discretion, may decide at that time whether it will act as custodian of the Seller's accounts. If the Buyer is chosen as custodian, the Buyer will use its reasonable efforts to collect the Sellers accounts receivables and will use the proceeds of these collection efforts to pay the Seller's liabilities. The Seller will appoint a third party, acceptable to the Buyer, to receive funds and make disbursements on behalf of the Seller as directed by the Buyer. Payments will be made first to secured creditors, then to unsecured creditors and then to the Seller unless formally directed otherwise by any government agency or court of competent jurisdiction.

          (f) In the event that the Buyer, in its sole discretion, determines that certain liabilities should be paid, the Seller hereby authorizes the Buyer to satisfy those liabilities first from the proceeds of the accounts receivables and then from the Buyer's own funds. If the Buyer uses its funds to satisfy the liabilities of the Seller, the amount of such payment shall be credited toward the next quarterly payment of the Purchase Price and shall reduce the Purchase Price maximum to be paid by the Buyer. The amount of any credit may not exceed 50% of the quarterly Purchase Price payment that is due. If the amount of any credit exceeds 50% of the Purchase Price payment in any quarter, the excess amount of any credit will be credited toward the next quarterly payment up to the 50% maximum. In the event seller disputes purchase price offsets, the parties shall resolve it in accordance with the provision for disputes in the Agreement A/R.

     4. Definitions.

          (a) Collected Receivables shall mean all cash collections actually received and retained by the Buyer from the Established List. Any regulatory or insurance company fees, fines, chargebacks, adjustments, penalties or other payments (and related legal fees and costs related) required to be paid by the Buyer, for the acts or omissions of the Seller occurring prior to the Closing Date, will be deducted from the Purchase Price maximum.

          (b) Established List shall mean all of the Seller's accounts listed on
     Schedule 1(a).

     5. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer the following, as of the execution date of this Agreement and as of the Closing Date:

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                                       4


          (a) Organization and Authority. The Seller is a corporation duly organized and in active status under the laws of Florida, and has full corporate power and authority to execute and deliver this Agreement, to carry out its obligations under this Agreement, and to effect the transactions contemplated by this Agreement;

          (b) Authorization, Consents, and Validity. The execution, delivery, and performance of this Agreement by the Seller (i) has been duly authorized by all requisite corporate action of the Seller, (ii) does not require any consent, license, approval, waiver, or authorization from any governmental authority or any other person, and (iii) will not conflict with the articles of incorporation or bylaws of the Seller. This Agreement has been duly and validly executed by the Seller and is a valid and legally binding obligation of the Seller, enforceable against it in accordance with its terms, except to the extent limited by bankruptcy, reorganization, insolvency, moratorium, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles;

          (c) Brokers. All negotiations relating to this Agreement and the transaction contemplated hereunder have been carried on by the Seller without the use of any broker, finder, underwriter, or other intermediary whereby such party would have a valid claim against the Seller or the Buyer for a brokerage commission, finder's fee, or other similar payment;

          (d) Title to Assets. The Seller has, and at Closing the Buyer will have, good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of any lien, encumbrance, security interest, claim or equity interest, except for as set forth on Schedule 1(c);

          (e) Absence of Certain Developments. Since July 27, 1998:

               (i) The Seller is not in violation of any state or federal law;

               (ii) There has not been any damage, destruction or loss, whether or not covered by insurance, with respect to a material portion of the Assets;

               (iii) The Seller has not entered into any transaction or contract (other than purchase and service orders entered into between the Seller and its customers and suppliers in the ordinary course of business) having, in the aggregate, a value or requiring payments in excess of $10,000.00;

               (iv) The Seller has not failed to pay and discharge current liabilities within 90; days, except as set forth on Schedule 5(e)(iv);

               (v) The Seller has not mortgaged, pledged or subjected to any lien any of the Assets, or acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of any property, right or asset or any interest therein that otherwise would have been included as part of the; Assets, except as set forth on Schedule 5(e)(v);


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                                       5


               (vi) The Seller has not amended, cancelled, terminated, relinquished, waived or released any contract or right that otherwise would have been included as part of the Assets, other than in the ordinary course of business consistent with past practice;

               (vii) The Seller has not made or committed to make any capital expenditures or capital additions or betterments to any of the business in excess of $10,000.00 in the aggregate that would affect any of the Assets;

               (viii) The Seller has not agreed to do any of the foregoing;

          (f) Material Contracts.

                    (i) Except as set forth on Schedule 5(f)(i), all of the Seller's material contracts are valid, binding and enforceable against the Seller and, to the best knowledge of the Seller, any other party thereto, in accordance with their respective terms, and there does not exist under any material contract any default on the part of the Seller or of any other party thereto or any event which with notice or lapse of time or both would constitute such a default.

                    (ii) Except as set forth on Schedule 5(f)(ii), the Seller has not received any notice or communication from any party to a material contract relating to such party's intent to modify, terminate or fail to renew the arrangements and relationships set forth therein that relate to the Assets.

                    (iii) The  Seller is not a party to or  subject  to: (A) any agreement, contract or commitment that substantially limits the freedom of the Seller to compete in any line of business or with any person or in any area, or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or which would so limit the freedom of the Buyer after the Closing Date; or (B) any agreement, contract or commitment between the Seller and any affiliate of the Seller.

          (g) Taxes.

                    (i) Except as set forth on Schedule 5(g)(i),  the Seller has
               (A) timely paid (and until the Closing Date will timely pay) all taxes that are due and payable with respect to the Seller, its operations and assets, except for taxes, the nonpayment of which, would not (1) result in a lien on any of the Assets after the Closing Date, or (2) result in the Buyer becoming liable therefor, and (B) established (and through and including the Closing Date will establish) reserves that are adequate for the payment of all taxes not yet due and payable with respect to the result of operations through the Closing Date, the nonpayment of which would (1) result in a lien on any of the Assets after the Closing Date, or (2) result in the Buyer becoming liable therefor.


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                    (ii)  Except as set forth on Schedule  5(g)(ii),  the Seller has complied and will have complied through and including the Closing Date with all applicable laws, rules and regulations relating to the payment and withholding of taxes relating to employee wages, salaries and other compensation and has timely withheld and paid over (and through and including the Closing
               Date  will   timely   withhold   and  pay  over)  to  the  proper
               governmental authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

          (h) Employees and Employee Benefits.

                    (i) (A) The Seller is not a party to any collective bargaining agreement applicable to the employees, (B) none of the employees are represented by any labor organization, and (C) there is no labor strike, work stoppage or slowdown pending against the Seller and no pending lockout by the Seller, in each case, with respect to the business.

                    (ii) All of the Seller's  employee  benefit plans as defined by Section 3(3) of ERISA are in compliance with the applicable requirements of ERISA and the Code.

                    (i) Litigation.  Except as set forth on Schedule 5(i), there is no legal proceeding or investigation pending or, to the knowledge of the Seller, threatened (A) against the Seller in connection with the operation of the business or in respect of any of the Assets; (B) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement; or (iii) that questions the validity of this Agreement, or any action taken or to be taken by the Seller in connection with the consummation of the transactions contemplated hereby or thereby.

          (j) Compliance with Law.

                    (i) Except as set forth on Schedule  5(i),  the  business is currently operating in compliance with all applicable laws and orders of governmental bodies. The Seller has neither received, nor knows of the issuance of, any notice of any violation or alleged violation of any applicable laws and orders of governmental bodies.

                    (ii) Except as set forth on Schedule 5(i), the Seller is not aware of any investigation with respect to any violation of any law, order or judgment entered by any court, arbitrator or governmental body, applicable to the Assets or the conduct of the business.

          (k) Assets Necessary to Conduct Business. The Assets comprise all of the assets necessary to operate the business as presently being conducted.


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     6.  Representations  and Warranties of the Buyer.  The Buyer represents and warrants to the Seller the following, as of the execution date of this Agreement and as of the Closing Date:

          (a) Organization and Authority. The Seller is a corporation duly organized and in active status under the laws of the State of Florida, and has full corporate power and authority to execute and deliver this Agreement, to carry out its obligations under this Agreement, and to effect the transactions contemplated by this Agreement;

          (b) Authorization, Consents, and Validity. The execution, delivery, and performance of this Agreement by the Buyer (i) has been duly authorized by all requisite corporate action of the Buyer, (ii) does not require any consent, license, approval, waiver, or authorization from any governmental authority, and (iii) will not conflict with the articles of incorporation or bylaws of the Buyer. This Agreement has been duly and validly executed by the Buyer and is a valid and legally binding obligation of the Buyer, enforceable against it in accordance with its terms, except to the extent limited by bankruptcy, reorganization, insolvency, moratorium, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles;

          (c) Brokers. All negotiations relating to this Agreement and the transaction contemplated hereunder have been carried on by the Buyer without the use of any broker, finder, underwriter, or other intermediary whereby such party would have a valid claim against the Buyer or the Seller for a brokerage commission, finder's fee, or other similar payment.

     7.  Noncompetition  and  Nonsolicitation.   Each  of  the  Seller  and  the
Shareholders agree that, effective upon consummation of the Closing and continuing for a period of 3 years thereafter, without the prior written consent of the Buyer, he or it will not, directly or indirectly, as an agent, consultant or independent contractor or in any other capacity: (a) invest (other than investments in publicly owned companies which constitute not more than 1% of the voting securities of any such company) or engage in any business or activity that is competitive with the operation of the Assets; (b) accept employment with or render services to a competitor of the Buyer; (c) contact, solicit or attempt to solicit or accept business that is competitive with the operation of the Assets from any of the Buyer's customers; (d) own or operate a medical laboratory; or (e) own or operate a draw station. In addition, prior to the Closing (as defined below), the Buyer will obtain agreements from the Shareholders in substantially the form attached to this Agreement as Exhibit A and from Vincent Gepp and Richard Holt in substantially the form attached to this Agreement as Exhibit B.

     8. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Holland & Knight LLP, in Tampa, Florida, commencing at 10:00 a.m. local time, on or before August 31, 1998, or such other date as may be agreed upon in writing by the parties (the "Closing Date"). The Closing shall be contingent upon the Buyer obtaining approval of this transaction by the Buyer's primary lenders.



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                                       8


     9. Deliveries at Closing. At the Closing, the Seller shall deliver to the Buyer a bill of sale, a form of which is attached to this Agreement as Exhibit C, and such other instruments of transfer and conveyance as in the reasonable opinion of the Buyer's counsel shall be effective to vest in the Buyer title to the Assets. At the Closing, the Buyer must have executed a lease, mutually acceptable to the lessor and the Buyer, for the Building and must deliver an appraisal of the Assets listed on Schedule 1(d). At the Closing, the Buyer and the Seller must have executed separate leases for the Assets listed on Schedule 1(c).

     10. Assumption of Liabilities. The parties acknowledge that the Buyer is not assuming any of the Seller's liabilities, including, but not limited to, accounts payable, notes payable to any financial institution, notes payable to any individuals, or any liability relating to the current investigation of the Seller or as set forth on Schedule 5(i) or any liability relating to or arising from the Medicare or Medicaid provider number or agreements, or any liability relating to or arising from any other third-party payor agreement.

     11. Indemnification. The Seller will indemnify and hold the Buyer harmless against any and all losses, costs, expenses, and liabilities (including attorneys' fees and expenses at all levels of proceedings) arising out of or resulting from any claim against the Seller, for any act or omissions by the Seller that occurred prior to the Closing Date, including without limitation, any losses, costs, expenses, or liabilities relating to the current investigation or as set forth on Schedule 5(i). If the Seller is required to indemnify the Buyer pursuant to this provision, the amount of any loss, cost, expense or liability for which the Seller must indemnify the Buyer will be set-off against the Buyer's future quarterly Purchase Price payments.

     12. Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

          (a) General. Each of the parties will use its reasonable commercial efforts to take all action and to do all things necessary, appropriate, or convenient to consummate and make effective the transactions contemplated by this Agreement;

          (b) Notices and Consents. The Seller will give any notices to third parties and will obtain any third-party consents the Buyer may reasonably request in connection with the transactions contemplated by this Agreement or that may otherwise be necessary to convey the Seller's full rights in the Assets to the Buyer;

          (c) Full Access. The Seller will permit representatives of the Buyer to have full access to all premises, properties, books, records, contracts, tax records, and documents of or pertaining to its financial statements, during normal business hours or any other reasonable time for purposes of due diligence investigation.


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                                       9


     13. Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing:

          (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification under this Agreement);

          (b) Transition. The Seller will not take any action (other than actions required to be taken by the Seller under this Agreement) that is designed or intended to have the effect of discouraging any client from maintaining the same business relationships with the Buyer after the Closing Date as it maintained with the Seller before the Closing Date. The Seller will refer all client inquiries to the Buyer from and after the Closing.

     14. General Provisions.

          (a) Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The rights of the Seller may not be assigned. The rights of the Buyer may be assigned to a subsidiary or affiliate of the Buyer, provided that any such assignment shall in no way relieve the Buyer of its obligations and responsibilities under this Agreement.

          (b) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida.

          (c) Notices. All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered by overnight delivery service or hand delivered, addressed as follows:

                  If to the Buyer:

                           Medical Technology Laboratories, Inc.
                           12920 Automobile Boulevard
                           Clearwater, Florida 34622
                           Attn:  Mr. Todd E. Siegel, President


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                                       10


                  With a copy to:

                           Holland & Knight LLP
                           400 North Ashley Drive
                           Suite 2300
                           Tampa, Florida  33602
                           Attn:  Robert J. Grammig, Esq.

                  If to the Seller:

                           Community Clinical Laboratories, Inc.
                           1375 South Fort Harrison Avenue
                           Clearwater, Florida 33756
                           Attn:  James L. McKeown, Jr.

                  With a copy to:

                           Conklin, Stanley & Probst, P.A.
                           1465 South Fort Harrison Avenue, #202
                           Clearwater, Florida 34616
                           Attn:  Paul Probst, Esq.

                  If to the Shareholders:

                           James L. McKeown, Sr.
                           430 West Druid Road
                           Clearwater, Florida 34616

                           and

                           James L. McKeown, Jr.
                           11410 74th Avenue North
                           Seminole, Florida 33772


     15. Expenses. Except as otherwise provided in this Agreement, any expenses in connection with this Agreement or the transactions contemplated in this Agreement shall be paid for by the party incurring such expenses.

     16.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17. Headings. All paragraph headings are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.


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                                       11


     18. Amendment, Modification and Waiver. This Agreement may be modified, amended, and supplemented by mutual written agreement of the parties, at any time prior to the Closing. Each party may waive any condition intended to be for its benefit. Each amendment, modification, supplement, or waiver shall be in writing executed by both parties.

     19. Entire Agreement. This Agreement represents the entire agreement between the parties and supersedes all prior negotiations and discussions by and among the parties in connection with this Agreement or its subject matter.

     20. Disputes Regarding Purchase Price. In the event the Seller disputes any calculation of the Purchase Price made under this Agreement and the parties are unable to resolve this dispute within thirty days, then each party shall appoint (within thirty days) an independent certified public accountant to rule upon the dispute. If the two accountants are unable to resolve the dispute, they shall appoint a third accountant, who shall have the final, nonappealable authority over the dispute. The accountants shall award the costs of the dispute resolution as they deem appropriate.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.
                                    BUYER:

                                    MEDICAL TECHNOLOGY
                                    LABORATORIES, INC.

                                    By: _____________________
                                    Name:  Todd E. Siegel
                                    Its:  President

                                    SELLER:

                                    COMMUNITY CLINICAL LABORATORIES, INC.

                                     By:_____________________
                                     Name:___________________
                                     Its:____________________


                                     SHAREHOLDERS:

                                     ________________________
                                     James L. McKeown, Sr.

                                     ________________________
                                     James L. McKeown, Jr.

                    AMENDMENT TO ASSET ACQUISITION AGREEMENT



     In accordance with Section 18 of the Asset Acquisition Agreement dated August 4, 1998, the parties agree to amend Section 3A of the Agreement to provide that the first payment of the purchase price shall be paid on November 15, 1998.


                              MEDICAL TECHNOLOGY LABORATORIES, INC.


                              By:__________________
                              Name:  Todd E. Siegel
                              Its:  President


                              SELLER:

                              COMMUNITY CLINICAL LABORATORIES, INC.


                               By:__________________
                               Name:________________
                               Its:_________________


                               SHAREHOLDERS:

                               ______________________
                               James L. McKeown, Sr.

                               ______________________
                               James L. McKeown, Jr.